CONSOLIDATED FINANCIAL STATEMENTS SGS Holdings, Inc. Years Ended December 31, 2013 and 2012 With Report of Independent Auditors

SGS Holdings, Inc.
Consolidated Financial Statements
Years Ended December 31, 2013 and 2012
Contents
Report of Independent Auditors.....................................................................................1
Consolidated Financial Statements

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Report of Independent Auditors
The Board of Directors and Shareholders
SGS Holdings, Inc.
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of SGS Holdings, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SGS Holdings, Inc. at December 31, 2013 and 2012,

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and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 19 to the consolidated financial statements, the Company’s Senior Secured Notes, ABL Facility, and Related-Party Promissory Notes mature in 2014. The Company is unable to repay the borrowings at maturity with existing cash, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 19. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Ernst & Young LLP
February 28, 2014

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SGS Holdings, Inc.

Consolidated Balance Sheets
(In Thousands, Except Per Share Data)

	December 31
	2013	2012
Assets
Current assets:	$19,811	$18,735
Cash and cash equivalents
Accounts receivable, net of allowance for bad debt of $471 and $0 at December 31, 2013 and 2012, respectively	201,316	164,929
Income taxes receivable	3,371	2,282
Deferred income taxes	4,716	8,586
Prepaid expenses and other current assets	13,882	18,140
Total current assets	243,096	212,672

Equipment and fixtures, net	109,212	96,851
Deferred income taxes	2,795	3,483
Goodwill	254,501	226,749
Intangible assets, net	58,753	52,340
Other assets	8,195	11,933
Total assets	$676,552	$604,028

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,608	$16,359
Accrued employee compensation and benefits	65,535	55,459
Other accrued expenses	38,114	21,583
Income taxes payable	1,376	1,115
Current portion of long-term debt	303,749	21,434
Current portion of capital lease obligations	10,082	9,279
Other current liabilities	10,441	5,591
Total current liabilities	445,905	130,820

Long-term debt, net of current portion	7,949	240,354
Capital lease obligations, net of current portion	8,095	5,967
Deferred income taxes	13,748	15,673
Other long-term liabilities	17,460	18,529
Total liabilities	493,157	411,343

Commitments and contingencies (Note 16)

Stockholders’ equity:
Voting common stock, par value $0.001 per share: 1,500 shares authorized; 710 shares issued and outstanding	1	1
Additional paid-in capital	321,866	320,470
Accumulated deficit	(123,746)	(121,141)
Accumulated other comprehensive loss	(14,726)	(6,645)
Total stockholders’ equity	183,395	192,685
Total liabilities and stockholders’ equity	$676,552	$604,028

See accompanying notes.

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SGS Holdings, Inc.

Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Year Ended December 31
	2013	2012
Revenue	$1,021,654	$860,311
Direct cost of revenue	605,837	502,050
Gross profit	415,817	358,261

Operating expenses:
Selling, general, and administrative expenses	298,658	261,069
Severance, restructuring, and other charges	15,008	14,401
Depreciation and amortization expense	65,647	59,068
Total operating expenses	379,313	334,538
Income from operations	36,504	23,723

Other expenses, net:
Foreign currency loss	1,039	1,377
Interest expense, net	36,429	31,136
Total other expenses, net	37,468	32,513
Loss before provision for income taxes	(964)	(8,790)
Provision for income taxes	1,641	5,267
Net loss	$(2,605)	$(14,057)

See accompanying notes.

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SGS Holdings, Inc.

Consolidated Statements of Comprehensive Loss
(In Thousands, Except Per Share Data)

	Year Ended December 31
	2013	2012
Net loss	$(2,605)	$(14,057)
Other comprehensive income (loss):
Change in unrealized gain (loss) on forward exchange contracts, net of tax benefit of $278 and a tax expense of $278 for the years ended December 31, 2013 and 2012, respectively	(9,558)	5,689
Change in cumulative translation adjustment (1)	1,732	98
Change in pension obligation, net of tax of $0 for the years ended December 31, 2013 and 2012	(255)	–
Comprehensive loss	$(10,686)	$(8,270)

(1) During the year ended December 31, 2012, the Company substantially liquidated its investment in Costa Rica. Accordingly, the Company recognized $228 from cumulative translation adjustment to other foreign currency loss in its statement of operations. There were no sales or liquidations of investments in foreign entities during 2013. Therefore, there is no adjustment for 2013.

See accompanying notes.

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SGS Holdings, Inc.

Consolidated Statements of Stockholders' Equity
(In Thousands, Except Per Share Data)

	Number of Shares	Common Stock	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balances at December 31, 2011	710	$1	$332,959	$(107,084)	$(12,432)	213,444
Net loss	—	—	—	(14,057)	—	(14,057)
Currency translation adjustment	—	—	—	—	98	98
Unrealized gain on derivatives, net of tax	—	—	—	—	5,689	5,689
Stock-based compensation expense	—	—	3,623	—	—	3,623
Taxes withheld on restricted stock	—	—	(11)	—	—	(11)
Repurchase of common stock	—	—	(16,101)	—	—	(16,101)
Balances at December 31, 2012	710	1	320,470	(121,141)	(6,645)	192,685
Net loss	—	—	—	(2,605)	—	(2,605)
Currency translation adjustment	—	—	—	—	1,732	1,732
Unrealized loss on derivatives, net of tax	—	—	—	—	(9,558)	(9,558)
Stock-based compensation expense, net of tax	—	—	13,969	—	—	1,396
Pension obligation, net of tax	—	—	—	—	—	(255)
Balances at December 31, 2013	710	$1	$321,866	$(123,746)	$(14,726)	$183,395

See accompanying notes.

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SGS Holdings, Inc.

Consolidated Statements of Cash Flows
(In Thousands, Except Per Share Data)

	Year Ended December 31
	2013	2012
Operating activities
Net loss	$(2,605)	$(14,057)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65,647	59,068
Amortization of bond discount and debt issuance costs	6,016	4,460
Deferred taxes	(344)	367
Loss on impairment or disposal of assets	74	445
Noncash stock compensation	1,396	3,623
Other noncash adjustments	–	(228)
Changes in operating assets and liabilities:
Accounts receivable	(22,164)	1,843
Income taxes receivable	(1,092)	(223)
Prepaid expenses and other current assets	(3,287)	(742)
Other assets	(554)	(1,058)
Accounts payable	(5,340)	3,828
Accrued expenses and other liabilities	6,753	(5,359)
Net cash provided by operating activities	44,500	51,967

Investing activities
Acquisitions of business	(44,022)	–
Cash acquired from acquisitions	5,217	–
Additions to equipment and fixtures	(39,639)	(48,701)
Net cash used in investing activities	(78,444)	(48,701)

Financing activities
Net borrowings (payments) on line of credit (Note 11)	15,892	(10,075)
Proceeds from issuance of debt	37,174	30,920
Payments on long-term debt	(4,100)	(1,244)
Payment of capital lease obligations	(11,790)	(12,290)
Proceeds from capital leases	–	630
Tax payments on withholding of restricted stock	–	(11)
Repurchase of common stock	–	(16,101)
Net cash provided by (used in) financing activities	37,176	(8,171)

Effect of exchange rates on cash and cash equivalents	(2,156)	392
Net increase (decrease) in cash and cash equivalents	1,076	(4,513)
Cash and cash equivalents, beginning of year	18,735	23,248
Cash and cash equivalents, end of year	$19,811	$18,735

Supplemental cash flow information
Cash paid for interest	$28,866	$26,158
Cash paid for income taxes	$6,723	$7,787

Noncash financing activities
Capital lease financing	$12,687	$6,043

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SGS Holdings, Inc.

Consolidated Statements of Cash Flows
(In Thousands, Except Per Share Data)

See accompanying notes.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements
(In Thousands, Except Per Share Data)
December 31, 2013

1. Organization
On April 27, 2012, SGS Holdings LLC (subsequently SGS Holdings, Inc.) (Holdings) entered into a Contribution and Exchange Agreement, pursuant to which Holdings contributed 73,094 Stream Global Services, Inc. (SGS) shares (approximately 96.2% of all outstanding SGS shares) to Stream Acquisition, Inc. (MergerSub). Immediately thereafter, MergerSub effected a merger (the Merger), pursuant to which MergerSub was merged with and into SGS, with SGS continuing as the surviving corporation. As a result of the Merger, SGS became a wholly owned subsidiary of Holdings, which is controlled by affiliates of Ares Corporate Opportunities Fund II, L.P., EGS Dutchco B.V., and NewBridge International Investments Ltd. (collectively, the Sponsors).
The Sponsors constitute a group of stockholders who, prior to the time of, and following, the Merger, held a majority of the voting ownership of SGS through Holdings. Since 2009, the Sponsors have been parties to a stockholders’ agreement related to the investment in SGS that provides for, among other things, the composition of the Board of Directors of SGS and certain voting and governance rights of SGS. The Merger was a common control transaction as defined in Emerging Issues Task Force (EITF) Issue No. 02-5, Definition of Common Control, in Relation to Accounting Standards Codification (ASC) 805, Business Combinations. The Sponsors represent a group of stockholders that hold more than 50% of the voting ownership interest of each entity and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert existed at the time of the Merger. Therefore, there was no change in the basis of the assets and liabilities of SGS, and as a result, these financial statements reflect the company’s consolidated results of operations for all periods presented.
2. Business
Holdings, together with its subsidiary, SGS, together with SGS’s subsidiaries (the Company, we, or us) is a global business process outsourcing (BPO) service provider specializing in customer relationship management (CRM), including sales, customer care, and technical support primarily for Fortune 1000 companies. Our clients include multinational computing/hardware, telecommunications service providers, software/networking, entertainment/media, retail, travel, and financial services companies. Our service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce with the ability to support 35 languages across approximately 55 service centers in 22 countries. We continue to expand our global presence and service offerings to increase revenue, improve operational efficiencies, and drive brand loyalty for our clients.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

3. Basis of Presentation
Our consolidated financial statements as of December 31, 2013 and 2012, and for the years then ended include our accounts and those of our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
In compliance with ASC 805, Business Combinations (ASC 805), reported results of operations for the year ended December 31, 2012, comprise the results of SGS for the full year. ASC 805 requires the financial statements of the receiving entity report results of operations for the period in which the transfer occurs as though the transfer of net assets or exchange of equity interest had occurred at the beginning of the period. Results of operations for that period will thus comprise those of the previously separate entities combined from the beginning of the period to the date of the transfer. Any intercompany amounts have been eliminated.
In compliance with ASC 810, Consolidation (ASC 810), the Company analyzes its contractual arrangements to determine whether they represent variable interests in a variable interest entity (VIE) and, if so, whether the Company is the primary beneficiary. ASC 810 requires the Company to consolidate a VIE if the Company is determined to be the primary beneficiary regardless of ownership of voting shares. The Company is the primary beneficiary of a VIE in China, which it consolidates. The assets, liabilities, and obligations of the VIE are not material to these consolidated financial statements.
We have evaluated subsequent events through February 28, 2014, which represents the date the consolidated financial statements were available for issuance. There were no other subsequent events that required recognition in the consolidated financial statements. See Note 19 for a description of subsequent events disclosed.
4. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the allowance for bad debts; derivatives and hedging activities; income taxes including the

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
valuation allowance for deferred tax assets; valuation of long-lived assets; self-insurance reserves; contingencies; litigation and restructuring liabilities; and goodwill and other intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates under different assumptions or conditions.
Cash Equivalents
We consider all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents of $19,403 and $14,059 at December 31, 2013 and 2012, respectively, were held in international locations and may be subject to additional taxes if repatriated to the United States. Cash balances held in foreign currency are also subject to fluctuation in their exchange rates if and when converted to U.S. Dollars.
Accounts Receivable and Concentration of Credit Risk
Financial instruments that potentially subject us to significant concentrations of credit risk are principally accounts receivable. Services are provided to clients throughout the world and in various currencies. Amounts included in accounts receivable are incurred and billable at December 31, 2013.
We extend credit to our clients in the normal course of business. We do not require collateral from our clients. We evaluate the collectibility of our accounts receivable based on a combination of factors that include the payment history and financial stability of our clients, and various market conditions. In circumstances where we are aware of a specific client’s inability to meet its financial obligations, we record a specific reserve against amounts due. Historically, we have not experienced significant losses on uncollectible accounts receivable. We have a reserve for doubtful accounts of $471 and $0 as of December 31, 2013 and 2012, respectively.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Equipment and Fixtures and Operating Leases
Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over a five-year life, software over a three- to five-year life, and equipment generally over a three- to five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the remaining term of the initial lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense. Repair and maintenance costs are expensed as incurred.
The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the authoritative guidance. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, we redeploy equipment and fixtures from underutilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the underutilized centers would not be sufficient to recover the carrying amount of these assets.
All of our facilities are leased with lease terms ranging from less than 1 year to 15 years. Amortization of leasehold improvements is recorded ratably over the lesser of the life of the lease or the economic life of the assets. Where we have negotiated rent holidays and landlord or tenant incentives, we record them ratably over the initial term of the operating lease, which commences upon execution of the lease.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Goodwill and Other Intangible Assets
In accordance with the authoritative guidance, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. We operate in one reporting unit, which is the basis for impairment testing of all goodwill. We utilize internally developed models to estimate our expected future cash flows in connection with our estimate of fair value of the reporting unit in the evaluation of goodwill. The key assumptions in our model consist of numerous factors including the discount rate, terminal value, growth rate, and the achievability of our longer-term financial results. Intangible assets with a finite life are recorded at cost and amortized using their projected cash flows over their estimated useful lives. Client lists and relationships are amortized over periods up to 10 years, market adjustments related to facility leases are amortized over the term of the respective lease, and developed software is amortized over 5 years. Brands and trademarks are not amortized as their lives are indefinite. In accordance with the authoritative guidance, indefinite-lived intangible assets are reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired.
No impairment of goodwill and indefinite-lived intangible assets resulted from our most recent evaluation of goodwill and indefinite-lived intangible assets for impairment, which occurred in the fourth quarter of 2013 and 2012. Our next annual impairment assessment will be conducted in the fourth quarter of 2014.
The carrying value of finite-lived intangibles is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the authoritative guidance. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets.
There were no impairments recorded during 2013 or 2012.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Financial Information Regarding Segment Reporting
We have one reportable segment, and therefore, all segment-related financial information required by the authoritative guidance is included in the consolidated financial statements. The reportable segment reflects our operating and reporting structure.
Revenue Recognition
We generate revenue based primarily on the amount of time our agents devote to a client’s program. Revenue is recognized as services are provided. The majority of our revenue is from multiyear contracts, and we expect that trend to continue. However, we do provide certain client programs on a short-term basis.
Our policy is to recognize revenue when the applicable revenue recognition criteria have been met, which generally include the following:
Persuasive evidence of an arrangement exists – We use a legally binding contract signed by the client as evidence of an arrangement. We consider the signed contract to be the most persuasive evidence of the arrangement.
Delivery has occurred or services have been rendered – Delivery has occurred based on the billable time or transactions processed by each service professional, as defined in the client contract. The rate per billable time or transaction is based on a pre-determined contractual rate. Contractually pre-determined quality and performance metrics may adjust the amount of revenue recognized.
Fee is fixed or determinable – We assess whether the fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. Our standard payment terms are normally within 90 days. Our experience has been that we are generally able to determine whether a fee is fixed or determinable.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Collection is probable – We assess the probability of collection from each client at the outset of the arrangement based on a number of factors, including the payment history and its current creditworthiness. If in our judgment collection of a fee is not probable, we do not record revenue until the uncertainty is removed, which generally means revenue is recognized upon our receipt of the cash payment. Our experience has been that we are generally able to estimate whether collection is probable.
Direct Cost of Revenue
We record the costs specifically associated with client billable programs identified in a client statement of work as direct cost of revenue. These costs include direct labor wages and benefits of service professionals in our call centers as well as reimbursable expenses such as telecommunication charges. The most significant portion of our direct cost of revenue is attributable to employee compensation, benefits, and payroll taxes. These costs are expensed as they are incurred. Direct costs are affected by prevailing wage rates in the countries in which they are incurred and are subject to the effects of foreign currency fluctuations, net of the impact of any cash flow hedges.
Operating Expenses
Our operating expenses consist of all expenses of operations other than direct costs of revenue, such as payroll and related costs, stock-based compensation, information technology, telecommunications, sales and marketing costs, finance, human resource management and other functions, and service center operational expenses such as facility, operations and training, and depreciation and amortization.
Income Taxes
We recognize income taxes in accordance with the authoritative guidance, which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. We provide valuation allowances against deferred tax assets whenever we believe it is more likely

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
than not, based on available evidence, that the deferred tax asset will not be realized. Further, we provide for the accounting for uncertainty in income taxes recognized in financial statements and the impact of a tax position in the financial statements if that position is more likely than not of being sustained by the taxing authority.
Earnings of our foreign subsidiaries are designated as indefinitely reinvested outside the U.S. If required for our operations in the U.S., most of the cash held abroad could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes (subject to an adjustment for foreign tax credits). Currently, we do not anticipate a need to repatriate these funds to our U.S. operations.
Contingencies
We consider the likelihood of various loss contingencies, including non-income tax and legal contingencies arising in the ordinary course of business, and our ability to reasonably estimate the range of loss in determining loss contingencies. An estimated loss contingency is accrued in accordance with the authoritative guidance when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to determine whether such accruals should be adjusted.
Foreign Currency Translation and Derivative Instruments
The assets and liabilities of our foreign subsidiaries, for most of whom the functional currency is their local currency, are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income (loss), but is reflected in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity until the sale or until the liquidation of the net investment in the foreign subsidiary. Foreign currency transaction gains and losses are included in determining net income (loss) and are categorized as other expenses, net. For the years ended December 31, 2013 and 2012, there was a gain of $1,753 and a loss of $3,248, respectively.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
We account for derivative financial instruments utilizing the authoritative guidance in ASC 815, Derivatives and Hedging. We generally utilize forward contracts expiring within 1 to 24 months to reduce our foreign currency exposure due to exchange rate fluctuations on forecasted cash flows denominated in nonfunctional foreign currencies. Upon proper designation, certain of these contracts are accounted for as cash flow hedges, as defined by the authoritative guidance. These contracts are entered into to protect against the risk that the value of the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates. In using derivative financial instruments to hedge exposures to changes in exchange rates, we expose ourselves to counterparty credit risk. We do not believe that we are exposed to a concentration of credit risk with our derivative financial instruments since the counterparties are well established institutions and counterparty credit risk information is monitored on an ongoing basis.
Unrealized gains and losses on all derivatives, including foreign currency forward contracts, are recognized in other current assets, other current liabilities, other assets, or other long-term liabilities on the balance sheets at fair value. Fair values for our derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current market and model assumptions. On the date the derivative contract is entered into, we determine whether the derivative contract should be designated as a cash flow hedge. Changes in the fair value of derivatives that are highly effective and designated as cash flow hedges are recorded in accumulated other comprehensive loss until the forecasted underlying transactions occur. To date, we have not experienced any hedge ineffectiveness of our cash flow hedges that we intended to be effective. Any realized gains or losses resulting from the cash flow hedges are recognized together with the hedged transaction within direct cost of revenue. Cash flows from the derivative contracts are classified within cash flows from operating activities. Ineffectiveness is measured based on the change in fair value of the forward contracts and the fair value of the hypothetical derivatives, with terms that match the critical terms of the risk being hedged.
We may also enter into derivative contracts that are intended to economically hedge certain risks, even though we do not qualify for, or elect not to apply, hedge accounting as defined by the authoritative guidance.
Changes in fair value of derivatives not designated as cash flow hedges are reported in other expenses, net. Upon settlement of the derivatives not qualifying as cash flow hedges, a gain or loss is reported in other expenses, net.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedging activities. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis (as required), whether the derivatives that are used in cash flow hedging transactions are highly effective in offsetting changes in cash flows of hedged items on a prospective and retrospective basis. When it is determined that a derivative is not highly effective as a cash flow hedge or that it has ceased to be a highly effective hedge, or if a forecasted transaction is no longer probable of occurring, we discontinue hedge accounting prospectively. At December 31, 2013, hedges were determined to be highly effective, except for certain hedges for which we elect not to apply hedge accounting as defined by the authoritative guidance.
Our hedging program has been effective in all periods presented, and the amount of hedge ineffectiveness has not been material.
As of December 31, 2013, we had the following open foreign currency contracts:

Foreign Currency	Notional Amounts (in U.S. Dollars)	Net Unrealized Gain (Loss)

Canadian Dollar	$40,748	$(1,093)
Philippine Peso	162,466	(4,978)
Indian Rupee	17,736	(239)
Euro	2,330	19
British Pound	22,498	(263)
	$245,778	$(6,554)

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
The table below summarizes the carrying values of derivative instruments as of December 31, 2013 and 2012:

	Carrying Values of Derivative Instruments as of December 31, 2013
	Fair Value –Assets	Fair Value –(Liabilities)	Derivative Net Carrying Value

Total derivatives designated as hedging instruments(1)	$27	$(6,297)	$(6,270)
Total derivatives not designated as hedging instruments(1)	85	(369)	(284)
Total derivatives	$112	$(6,666)	$(6,554)

	Carrying Values of Derivative Instruments as of December 31, 2012
	Fair Value –Assets	Fair Value –(Liabilities)	Derivative Net Carrying Value

Total derivatives designated as hedging instruments(1)	$3,623	$(65)	$3,558
Total derivatives not designated as hedging instruments(1)	382	(138)	244
Total derivatives	$4,005	$(203)	$3,802

(1)	Assets are included in other current assets or other assets, and liabilities are included in other current liabilities or other long-term liabilities on the accompanying consolidated balance sheets.

1402-1201091	18

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
As of December 31, 2013 and 2012, $5,764 of unrealized losses and $3,555 of unrealized gains, respectively, may be reclassified from other comprehensive income (loss) to earnings within the next 12 months based on current foreign exchange rates. As of December 31, 2013 and 2012, included in other current liabilities is $1,856 and included in other current assets is $586, respectively, of fair market value of derivatives designated as cash flow hedges that were acquired from a commercial bank in which one of our financial sponsors owns a noncontrolling interest.
The following table presents the impact of derivative instruments on the consolidated statements of operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31
	2013	2012

Derivatives designated as hedging instruments	$3,090	$(2,256)
Derivatives not designated as hedging instruments	3,013	(2,114)
Total	$6,103	$(4,370)

1402-1201091	19

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments
The following table presents information about our assets and liabilities and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability and include situations where there is little, if any, market activity for the asset or liability:

	December 31, 2013	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Forward exchange contracts	$(6,554)	$ –	$(6,554)	$ –
Total	$(6,554)	$ –	$(6,554)	$ –

	December 31, 2012	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Forward exchange contracts	$3,802	$ –	$3,802	$ –
Total	$3,802	$ –	$3,802	$ –

The fair values of our forward exchange contracts are determined through market, observable, and corroborated sources.
The carrying amounts reflected in the consolidated balance sheets for other current assets, accounts payable, and other liabilities approximate fair value due to their short-term maturities. To the extent we have any outstanding borrowings under our revolving credit facility, the fair value would approximate its reported value because the interest rate is variable and reflects current market rates.

1402-1201091	20

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
At December 31, 2013, the fair value of our notes was $247,356. The fair value of our debt is determined from financial market quotations.
Market Lease Reserve
We assumed facility leases in connection with the acquisition of EGS Corp. (EGS). Under the authoritative guidance, the operating leases are to be recorded at fair value at the date of acquisition. We determined that certain of the facility lease contract rates were in excess of the market rates at the date of acquisition, resulting in an above-market lease reserve. The above- and below-market lease values for the assumed facility leases were recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each operating lease and (ii) management’s estimate of fair market lease rates for each corresponding operating lease, measured over a period equal to the remaining term of the lease. The market lease reserves are amortized as a reduction of base rental expense over the remaining terms of the respective leases.
For the years ended December 31, 2013 and 2012, the amortization of the market lease reserve, including imputed interest, was $303 and $748, respectively.
Stock-Based Compensation
At December 31, 2013 and 2012, we had a stock-based compensation plan for employees and directors. We adopted the fair value recognition provisions of the financial guidance at our inception. For share-based payments, the fair value of each grant (time-based grants with performance acceleration) is estimated on the date of grant using the Black-Scholes-Merton option valuation. Stock compensation expense is recognized on a straight-line basis over the vesting term, net of an estimated future forfeiture rate. The Company estimates the forfeiture rate annually based on its historical experience of vested and forfeited awards.

1402-1201091	21

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

4. Summary of Significant Accounting Policies (continued)
Recent Accounting Pronouncements
In July 2013, the Financial Accounting Standards Board (FASB) issued guidance on classification of an unrecognized tax benefit. An unrecognized tax benefit should be presented as a reduction of a deferred tax asset for a net operating loss carryforward or other tax credit carryforward when settlement in this manner is available under the tax law. The change is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, which means the first quarter of our fiscal year 2014, and is to be applied prospectively. We do not expect the adoption of this accounting guidance to have an effect on our consolidated financial statements.
In March 2013, the FASB issued guidance on a parent’s accounting for the cumulative translation adjustment (CTA) under certain circumstances. The new guidance requires a transfer from CTA into net income when a parent either sells a part or all of its investment in a foreign entity, or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business. This update aims to resolve diversity in practice in accounting for the CTA transfer into net income. The change is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013, which means the first quarter of our fiscal year 2014, and is to be applied prospectively. We do not expect the adoption of these updated disclosure requirements to have an effect on our consolidated results of operations, financial condition, or liquidity.
In February 2013, the FASB issued guidance adding new disclosure requirements for items reclassified out of accumulated other comprehensive income (AOCI). We implemented these requirements in the first quarter of 2013. The guidance is intended to help entities improve the transparency of changes in other comprehensive income (OCI) and items reclassified out of AOCI in financial statements. It does not amend any existing requirements for reporting net income or OCI in financial statements. The implementation of the guidance did not have a material impact on our consolidated financial statements.

1402-1201091	22

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

5. Acquisitions

N2SP

On August 20, 2013, we completed our acquisition of all of the outstanding share capital of N2SP Tunisie S.A.R.L. (N2SP). N2SP is a Tunisian-based company that provides outsourced technical and customer support services, primarily through a client-based, click-to-chat website functionality. We believe that the acquisition of N2SP will strengthen our product offerings and enhance our profitability and growth potential in Europe. N2SP’s financial results are included in the Company’s consolidated results from the date of acquisition. Pro forma financial results are not presented since the acquisition is not material to the consolidated financial statements. The acquisition of N2SP for approximately $2,855, which was funded with cash on hand, has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including approximately $2,615 that was allocated to a customer relationship intangible asset. As of December 31, 2013, the purchase price allocation is final.
LBM
On February 25, 2013, we completed our acquisition of all of the outstanding share capital of LBM Holdings Limited and the interests in its two subsidiaries, LBM Holdings (UK) Limited and LBM Direct Marketing Limited (collectively, LBM) for a purchase price of approximately $41,167. LBM is a United Kingdom-based BPO provider servicing large, multinational companies primarily in the UK marketplace. LBM provides a range of revenue generation services and capabilities for utilities, telecommunications, and financial services companies in Europe. LBM has approximately 2,500 employees across 6 locations in England and Northern Ireland. We have included the financial results of the business combination in our consolidated results of operations beginning on the acquisition date; however, the impact of the acquisition was not material to our consolidated financial statements. As of December 31, 2013, the purchase price allocation is final.

1402-1201091	23

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

5. Acquisitions (continued)
The following summarizes the fair values of the identifiable assets acquired and liabilities assumed related to the LBM transaction as of the acquisition date:

Final Purchase Price Allocation

Current assets	$17,812
Property and equipment	6,866
Goodwill	26,227
Intangible assets	18,614
Total assets acquired	69,519

Current liabilities	19,332
Other liabilities	9,020
Total liabilities	28,352
Allocated purchase price	$41,167

Intangible assets acquired and the related amortization periods are as follows:

	Estimated Useful Lives	Gross Cost

Customer relationships	7 years	$11,973
Noncompete agreements	2 years	2,817
Trade names	4 years	704
Other	3 years	3,120
		$18,614

1402-1201091	24

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

6. Goodwill and Intangibles
Goodwill and Indefinite-Lived Intangible Assets
The following is a roll-forward of goodwill as of December 31, 2013:

Balance at December 31, 2012 and 2011	$226,749
Acquisition of LBM	26,227
Acquisition of N2SP	155
Currency translation effect	1,370
Balance at December 31, 2013	$254,501
Intangible Assets
Intangible assets at December 31, 2013 consisted of the following:

	Estimated Useful Life	Weighted-Average Remaining Life	Gross Cost	Accumulated Amortization	Currency Translation Effect	Net

Customer relationships	Up to 10 years	2.7	$113,337	$(76,199)	$508	$37,646
Technology-based intangible assets	3 to 5 years	1.3	5,216	(2,954)	213	2,475
Noncompete agreements	2 years	1.6	2,817	(973)	101	1,945
Trade names	4 years	2.1	801	(244)	30	587
Trade names – indefinite	Indefinite	Indefinite	16,100	–	–	16,100
			$138,271	$(80,370)	$852	$58,753
Intangible assets at December 31, 2012 consisted of the following:

	Estimated Useful Life	Weighted-Average Remaining Life	Gross Cost	Accumulated Amortization	Net

Customer relationships	Up to 10 years	2.6	$98,749	$(63,055)	$35,694
Technology-based intangible assets	5 years	1.0	2,198	(1,652)	546
Trade names	Indefinite	Indefinite	16,100	–	16,100
			$117,047	$(64,707)	$52,340
We recognized $15,659 and $14,332 of amortization expense during the years ended December 31, 2013 and 2012, respectively.

1402-1201091	25

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

6. Goodwill and Intangibles (continued)
Future amortization expense of our intangible assets for the next five years and thereafter is expected to be as follows:

	2014	2015	2016	2017	2018	Thereafter

Amortization	$13,407	$10,099	$7,481	$5,564	$4,722	$1,380

7. Severance, Restructuring, and Other Charges
During the year ended December 31, 2013, we recorded an expense of $15,008, primarily related to salary continuation related to reductions in workforce, management’s decision to exit locations and eliminate unprofitable programs, and expenses related to the integration of acquisitions.
During the year ended December 31, 2012, we recorded an expense of $14,401, primarily related to salary continuation related to reductions in workforce, legal charges related to our privatization transaction in the second quarter and the closure of call centers, and transaction-related fees principally related to the Merger and other business development-related activities.
Severance, restructuring, and other charges consist of the following:

	Year Ended December 31
	2013	2012

Severance	$4,357	$5,627
Location exit charges, net	3,261	4,898
Transaction-related expenses and other	7,390	3,876
Severance, restructuring, and other charges	$15,008	$14,401

1402-1201091	26

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

7. Severance, Restructuring, and Other Charges (continued)
The activity in the Company’s restructuring and other liabilities, which are included in liabilities, is as follows:

	Reduction in Workforce and Severance	Closure of Call Center	Transaction-Related Expense	Total

Balance at December 31, 2011	$1,945	$1,435	$ –	$3,380
Expense	5,627	4,898	3,876	14,401
Cash paid	(6,530)	(4,061)	(3,406)	(13,997)
Reclassification	–	(462)	–	(462)
Balance at December 31, 2012	1,042	1,810	470	3,322
Expense	4,357	3,261	7,390	15,008
Cash paid	(4,875)	(4,233)	(5,029)	(14,137)
Balance at December 31, 2013	$524	$838	$2,831	$4,193

We expect the restructuring and other liabilities to be paid in the next twelve months.
8. Equipment and Fixtures, Net
Equipment and fixtures, net, consist of the following:

	December 31
	2013	2012

Furniture and fixtures	$25,490	$17,696
Building improvements	82,313	66,369
Computer equipment	81,507	70,238
Software	56,067	40,460
Telecom and other equipment	59,398	55,418
Equipment and fixtures not yet placed in service	1,717	1,380
	306,492	251,561
Less: accumulated depreciation	(197,280)	(154,710)
	$109,212	$96,851
We recognized $49,988 and $44,736 of depreciation expense during the years ended December 31, 2013 and 2012, respectively.

1402-1201091	27

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

9. Accrued Employee Compensation and Benefits
Accrued employee compensation and benefits consist of the following:

	December 31
	2013	2012

Compensation-related amounts	$37,514	$28,386
Vacation liabilities	15,168	14,176
Medical and dental liabilities	1,635	2,078
Employer taxes	1,836	2,098
Other benefit-related liabilities	9,382	8,721
	$65,535	$55,459

10. Other Accrued Expenses and Other Liabilities

Other accrued expenses consist of the following:

	December 31
	2013	2012

Professional fees	$5,642	$3,560
Accrued interest	10,362	7,336
Occupancy expense	3,619	2,108
Technology expense	2,471	1,841
Value-added and sales tax	3,003	1,547
Other accrued expenses	13,017	5,191
	$38,114	$21,583

1402-1201091	28

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

10. Other Accrued Expenses and Other Liabilities (continued)
Other current liabilities consist of the following:

	December 31
	2013	2012

Lease exit liability	$826	$1,704
Deferred revenue	1,199	1,512
Market lease reserves	80	946
Forward exchange contracts	6,157	204
Other	2,179	1,225
Total other current liabilities	$10,441	$5,591

Other long-term liabilities consist of the following:

	December 31
	2013	2012

Deferred rent	$5,091	$4,415
Accrued income taxes	7,475	11,143
Other	4,894	2,971
Total other long-term liabilities	$17,460	$18,529
11. Debt
Pursuant to an indenture dated as of October 1, 2009 (the Indenture), among SGS, certain of our subsidiaries, and Wells Fargo Bank, with National Association as trustee, we issued $200,000 aggregate principal amount of 11.25% Senior Secured Notes, due 2014 (the Notes), at an initial offering price of 95.454% of the principal amount, the proceeds of which were used to pay off the debt from our Fifth Amended and Restated Revolving Credit, Term Loan, and Security Agreement, dated as of January 8, 2009, as amended, with PNC Bank, National Association, and other signatories thereto, along with debt acquired from EGS. On March 8, 2013, we issued an additional $30,000 aggregate principal amount of the Notes pursuant to the Indenture at an initial offering price of 102.00% of the principal amount (plus accrued interest), the proceeds of which were used to pay down our credit facility following the acquisition of LBM. The Notes are scheduled to be redeemed on October 1, 2014.

1402-1201091	29

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

11. Debt (continued)
In addition, we and certain of our subsidiaries (collectively, the Borrowers) entered into a credit agreement, dated as of October 1, 2009, as amended by the First Amendment to Credit Agreement dated June 3, 2011, the Second Amendment to Credit Agreement dated November 1, 2011, and the Third Amendment to Credit Agreement dated December 27, 2012 (as amended, the Credit Agreement), with Wells Fargo Capital Finance, LLC, as agent and co-arranger, and Goldman Sachs Lending Partners LLC, as co-arranger, and each of the lenders party thereto, as lenders, providing for revolving credit financing (the ABL Facility) of up to $125,000, including a $20,000 sub-limit for letters of credit. The ABL Facility has a term of 5 years or 120 days prior to the maturity of our Notes (including any refinancing or extension of the Notes), whichever is less, at an interest rate of Wells Fargo’s base rate plus 150 basis points or LIBOR plus 250 basis points at our discretion.
We capitalized fees of $7,815 and $5,642 associated with the Notes and the Credit Agreement, respectively, at the inception of these agreements and subsequent amendments that are being amortized over their respective lives. We amortized $4,204 and $2,613 of such capitalized fees into expense for the year ended December 31, 2013 and 2012, respectively. The unamortized amounts of capitalized fees was $2,863 and $5,818 for the years ended December 31, 2013 and 2012, respectively.
The ABL facility has a fixed charge coverage ratio financial covenant that is operative when our availability under the facility is less than $25,000. As of December 31, 2013, we had $74,428 available under the ABL Facility. We made draws on the ABL Facility of $373,719 and $316,717 for the years ended December 31, 2013 and 2012, respectively, and payments on the ABL Facility of $357,827 and $326,792 for the years ended December 31, 2013 and 2012, respectively. We are in compliance with the financial covenant in the Credit Agreement as of December 31, 2013. Substantially all of the assets of SGS, excluding intangible assets, secure the Notes and the ABL Facility. The maximum amount of future payments related to these guarantees is $306,447. The current carrying amount of these guarantees is $285,557.
We entered into convertible promissory notes (the Promissory Notes) with an aggregate principal amount of $16,101 with the Sponsors as of April 27, 2012, as amended on June 8, 2012, and as amended and restated on April 19, 2013, pursuant to an Exchange Agreement also dated on April 19, 2013. The Promissory Notes bear interest at 10.00% and have a maturity date of April 29, 2014 (Maturity Date). To the extent the Promissory Notes are not repaid in full by Holdings on or prior to the Maturity Date, the Sponsors may elect at any time after the Maturity Date to convert the

1402-1201091	30

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

11. Debt (continued)
Promissory Notes into a number of shares of common stock, par value $0.001, of Holdings (each, a Share) determined by dividing (i) the outstanding principal amount hereof that has not been repaid, together with all accrued and unpaid interest thereon, as of the Conversion Date, by (ii) a conversion price equal to $325 per Share, subject to adjustment as provided in the Promissory Notes. Holdings is a holding company with no operations and has no ability to service interest or principal on the Promissory Notes, other than through dividends it may receive from SGS. SGS is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the Indenture and ABL Facility. SGS has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral. The proceeds from the offering of the Promissory Notes were used to fund the Merger.
Long-term borrowings consist of the following:

	December 31
	2013	2012

Revolving line of credit	$50,572	$34,680
11.25% Senior Secured Notes	230,000	200,000
10.00% Related-Party Promissory Notes	16,101	16,101
Other	16,509	14,904
	313,182	265,685
Less: current portion	(303,749)	(21,434)
Less: discount on notes payable	(1,484)	(3,897)
Long-term debt	$7,949	$240,354

Minimum principal payments on long-term debt subsequent to December 31, 2013, are as follows:

2014	$303,749
2015	6,697
2016	1,418
2017	1,318
Total	$313,182

1402-1201091	31

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

11. Debt (continued)
We had Letters of Credit in the aggregate outstanding amounts of $0 at December 31, 2013, and $3,245 at December 31, 2012.
We had $317 and $380 of restricted cash as of December 31, 2013 and 2012, respectively.
12. Accumulated Other Comprehensive Loss
The following table shows the components of accumulated other comprehensive loss:

	Unrealized Gain (Loss) on Forward Exchange Contracts, Net of Tax	Cumulative Translation Adjustments	Pension Obligation, Net of Tax	Accumulated Other Comprehensive (Income) Loss

Beginning balance December 31, 2011	$(2,406)	$(10,026)	$ –	$(12,432)
Current-period other comprehensive income (loss)	5,689	98	–	5,787
Ending balance December 31, 2012	3,283	(9,928)	–	(6,645)
Current-period other comprehensive income (loss)	(9,558)	1,732	(255)	(8,081)
Ending balance December 31, 2013	$(6,275)	$(8,196)	$(255)	$(14,726)

The following table summarizes activity in other comprehensive income (loss) related to forward exchange contracts held by the Company during the years ended December 31, 2013 and 2012:

	Year Ended December 31
	2013	2012
Change in fair value of forward exchange contracts, net of tax	$(10,356)	$3,149
Amount reclassified to direct cost of revenue	798	2,540
Change in unrealized gains/losses on forward exchange contracts	$(9,558)	$5,689

1402-1201091	32

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

13. Defined Contribution Plans, Benefit Plans, and Pensions
We have defined contribution plans and benefit plans in various countries. The plans cover all full-time employees other than excluded employees as defined in the plans. The participants may make pretax contributions to the plans, and we can make both matching and discretionary contributions. In the years ended December 31, 2013 and 2012, we recorded $4,018 and $4,417, respectively, in matching contributions to the plans. In the years ended December 31, 2013 and 2012, we made no discretionary contributions to the plans. Our defined benefit plans are funded primarily through annuity contracts with third-party insurance companies. We do not have any material obligations under these plans other than funding the annual insurance premiums.
The Company has unfunded defined benefit plans for certain eligible employees in the Philippines and in France (the Plans). The Plans’ assumptions, including the discount rate, are evaluated annually and are updated as necessary. Management estimates the benefits obligations of the Plans to be approximately $2,082 and does not expect any benefit payments to be made in the next five years. Net periodic pension cost (benefit) was $(240) and $608 for the years ended December 31, 2013 and 2012, respectively. Included in accumulated other comprehensive loss at December 31, 2013, is an unrecognized actuarial gain of $255 that has not yet been recognized in net periodic pension cost. There were no material actuarial gains or losses related to the pension plans in 2012.
14. Income Taxes
The domestic and foreign source component of income (loss) before income tax is as follows:

	Year Ended December 31
	2013	2012

Total U.S.	$(33,344)	$(29,757)
Total foreign	32,380	20,967
Total	$(964)	$(8,790)

1402-1201091	33

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

14. Income Taxes (continued)
The components of the income tax expense (benefit) are as follows:

	Year Ended December 31
	2013	2012
Current
Federal	$(3,850)	$(42)
State	154	147
Foreign	5,681	4,795
Total current	1,985	4,900

Deferred
Federal	317	344
State	(21)	(98)
Foreign	(640)	121
Total deferred	(344)	367
Total	$1,641	$5,267

1402-1201091	34

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

14. Income Taxes (continued)
A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal rate is as follows:

	Year Ended December 31
	2013	2012

Federal tax rate	$(337)	$(2,688)
State and local income taxes, net of federal income tax benefits	1,520	(695)
Foreign income taxed at different rate to U.S.	(3,806)	(483)
Change in valuation allowance	8,930	9,891
Adjustment to deferreds	21	(4,131)
Nondeductible expenses related to foreign tax holiday	(1,237)	4,593
Credits and tax holidays	(2,880)	(6,378)
Reserve for uncertain tax positions	(2,257)	1,307
Permanent items	879	1,410
Foreign inclusions	2,436	2,192
Italian refund	(1,031)	–
Other differences	(595)	249
Provision for income taxes	$1,641	$5,267

1402-1201091	35

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

14. Income Taxes (continued)
Deferred income taxes consist of the following:

	December 31
	2013	2012
Deferred tax assets:
Accruals, allowances, and reserves	$9,488	$9,198
Tax credits	13,173	11,387
Loss carryforwards	26,240	21,386
Tangibles/intangibles	5,471	8,902
Payables/receivables	32,372	29,737
Market leases	332	590
Other	(16)	237
	87,060	81,437
Valuation allowance	(77,523)	(68,593)
Total deferred tax assets	9,537	12,844

Deferred tax liabilities:
Intangible assets	16,647	16,494
Total deferred tax liabilities	16,647	16,494
Net deferred tax liabilities	$(7,110)	$(3,650)

At December 31, 2013 and 2012, we had $58,635 and $41,547, respectively, of U.S. federal net operating losses, which will expire between 2023 and 2033. At December 31, 2013 and 2012, we had $42,227 and $33,447, respectively, of state net operating losses, which will expire between 2014 and 2032. At December 31, 2013 and 2012, the foreign operating loss carryforwards include $9,839 and $14,878, respectively, with no expiration date, and $6,812 and $7,190, respectively, of foreign-generated net operating losses, which will expire over various periods through 2021. The net operating losses are evaluated for each foreign jurisdiction and a full valuation allowance established when we believe that it is more likely than not based on available evidence that the asset will not be realized.
At December 31, 2013 and 2012, we had $12,150 and $10,064, respectively, of credits available for carryforward, which will expire between 2014 and 2033, and $1,022 and $1,323, respectively, of credits with no expiration date.

1402-1201091	36

SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

14. Income Taxes (continued)
We have recorded a valuation allowance of $77,523 and $68,593 at December 31, 2013 and 2012, respectively, against net operating losses and deferred tax assets for which realization of any future benefit is uncertain due to taxable income limitations.
We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We operate in a number of international tax jurisdictions and are subject to audits of income tax returns by tax authorities in those jurisdictions. We have open audit periods beginning after 2004 through the current period in various jurisdictions and are currently under audit in India, Canada, the Philippines, and Italy.
Section 382 of the Internal Revenue Code of 1986, as amended (the Code), limits the amount of U.S. tax attributes (net operating loss carryforwards and tax credits) that can be utilized annually to offset future taxable income based on certain three-year cumulative increases in the ownership interests of stockholders who are 5% stockholders under the Code. The Company has determined that an ownership change occurred under these federal income tax provisions on April 27, 2012, in connection with the Merger. However, the Company did not generate U.S. taxable income in excess of the annual limitation in 2013.
We have been granted various tax holidays in foreign jurisdictions. These tax holidays are given as an incentive to attract foreign investment, and under agreements relating to such tax holidays, we receive certain exemptions from taxation on income from export-related activities. The income tax benefit from foreign tax holidays was $1,195 and $984 for the years ended December 31, 2013 and 2012, respectively. Certain of the tax holidays are set to expire between 2014 and 2031.
We currently benefit from income tax holiday incentives in the Philippines pursuant to the registrations with the Philippine Economic Zone Authority, or PEZA, of our various projects and operations. Under such PEZA registrations, the income tax holidays of our various PEZA-registered projects in the Philippines expire at staggered dates through 2016. However, if there is an opportunity to renew or extend the holidays, every attempt will be made to do so. In the event we are not able to renew, the expiration of these tax holidays will increase our effective income tax rate.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

14. Income Taxes (continued)
As of December 31, 2013, approximately $89,783 of earnings held by our foreign subsidiaries are designated as indefinitely reinvested outside the U.S. If required for our operations in the U.S., most of the cash held abroad could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes (subject to an adjustment for foreign tax credits). Currently, we do not anticipate a need to repatriate these funds to our U.S. operations.
Reconciliation of the beginning and ending total amounts of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

Beginning balance, January 1, 2012	$7,925
Additions to tax positions related to the current year	1,586
Additions for tax positions related to the prior year	–
Reductions for tax positions related to prior year	(506)
Lapse of statute of limitations	(416)
Beginning balance, January 1, 2013	8,589
Additions to tax positions related to the current year	1,519
Additions for tax positions related to the prior year	10
Reductions for tax positions related to prior year	(514)
Lapse of statute of limitations	(4,498)
Ending balance, December 31, 2013	$5,106

The Italy Revenue Agency Enactment No. 140973 provides for a refund claim in the event of nondeduction of employee and quasi-employee costs. This refund claim applied to tax years 2007 through 2011. We recorded a benefit of $1,031 related to this refund for the year ended December 31, 2013.
As of December 31, 2013 and 2012, the liability for unrecognized tax benefits (including interest and penalties) was $7,715 and $11,222, respectively, and was recorded within other long-term liabilities in our consolidated financial statements. As of January 1, 2013, we had reserved $2,633 for accrued interest and penalties, which decreased to $2,609 as of December 31, 2013. We recognize accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The total amount of net unrealizable tax benefits that would affect the income tax expense, if ever recognized in our consolidated financial statements, is $7,715. This amount includes interest and penalties of $2,609. We estimate that within the next 12 months, our unrecognized tax benefits, and interest and penalties, could decrease as a result of settlements with taxing authorities or the expiration of the statute of limitations by $1,018.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

15. Stock Options
On June 8, 2012, the Board of Directors and stockholders approved the 2012 Stock Incentive Plan (the 2012 Plan). The 2012 Plan was issued as a replacement of the 2008 Stock Incentive Plan (the 2008 Plan), which was terminated on April 27, 2012, in connection with the Merger. The unrecognized compensation cost of the 2008 Plan continues to be recognized over the original vesting period of the 2008 awards. The 2012 Plan provides for the grant of incentive and nonqualified stock options. The 2012 Plan has authorized grants of up to 80 shares of common stock at an exercise price of not less than 100% of the fair value of the common stock at the date of grant. The 2012 Plan provides that the options shall have terms not to exceed seven years from the grant date and the vesting term of the awards range from four to five years.
The following assumptions were used for the option grants in the years ended December 31, 2013 and 2012, under the 2012 Plan:

	Year Ended December 31
	2013	2012

Option term (years)	5.00	4.11–5.00
Volatility	44.35%	39.18–44.35%
Risk-free interest rate	0.88%	0.54–0.76%
Dividend yield	0.00%	0.00%
Weighted-average grant date fair value per option granted	$70.87	$32.56

The option term was calculated under the simplified method for all option grants issued during the years ended December 31, 2013 and 2012. The volatility assumptions were based on a weighted average of the historical volatilities for the Company and its peer group. The risk-free interest rate assumptions were based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in options.
During the year ended December 31, 2013, 28 stock option grants under the 2012 Plan were vested, zero were exercised, and 6 were forfeited.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

15. Stock Options (continued)
Stock options issued under the 2012 Plan and 2008 Plan were as follows:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Fair Value	Weighted-Average Remaining Contractual Term (Years)
2008 Plan:
Outstanding at December 31, 2011	5,438	$5.86	$ –	7.56
Granted	185	6.00	1.73	–
Exercised	–	–	–	–
Forfeited	5,623	5.85	–	–
Outstanding at December 31, 2012	–	$ –	$ –	–

2012 Plan:
Outstanding at December 31, 2011	–	$ –	$ –	–
Granted	74.6	425.00	32.56	–
Exercised	–	–	–	–
Forfeited	0.3	425.00	–	–
Outstanding at December 31, 2012	74.3	425.00	–	6.82
Granted	0.8	425.00	70.87	–
Exercised	–	–	–	–
Forfeited	6.0	425.00	–	–
Outstanding at December 31, 2013	69.1	$425.00	$ –	5.82
At December 31, 2013, we had stock options to purchase 28 shares that were exercisable. The weighted-average exercise price of options currently exercisable is $425.00 at December 31, 2013. The weighted-average remaining contractual term of options currently exercisable is 5.82 years at December 31, 2013. The total fair value of options vested during the year ended December 31, 2013, was $432. The shares outstanding as of December 31, 2013, had a weighted-average exercise price of $425.00 and a weighted-average remaining contractual term of 5.82 years.
For the years ended December 31, 2013 and 2012, we recognized stock compensation expense of $1,396 and $3,623, respectively, within selling, general and administrative expenses.
As of December 31, 2013, there was $1,329 of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the 2012 Plan, which will be recognized over the weighted-average remaining period of 3.04 years.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

16. Commitments and Contingencies
Leases
We lease our operating facilities and equipment under noncancelable operating leases, which expire at various dates through 2024, and we have a capital lease obligation related to one facility. In addition, we have capital leases for furniture, computer and telephone equipment. The assets under capital leases are included in equipment and fixtures, net, on our consolidated balance sheets as follows:

	December 31
	2013	2012

Furniture and fixtures	$5,599	$2,940
Building improvements	14,515	12,797
Computer equipment	20,635	15,718
Telecom and other equipment	8,494	18,919
	49,243	50,374
Less: accumulated depreciation	(28,555)	(28,338)
	$20,688	$22,036

Future minimum payments under capital and operating leases consist of the following at December 31, 2013:

	Capital Leases	Operating Leases

2014	$10,839	$49,458
2015	5,015	42,803
2016	2,163	33,094
2017	668	21,748
2018	668	14,484
Thereafter	824	22,434
Total future minimum lease payments	20,177	$184,021
Less: amount representing interest	(2,000)
	18,177
Less: current portion	(10,082)
Capital lease obligations, net of current portion	$8,095

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

16. Commitments and Contingencies (continued)
Rent expense is included in our consolidated statements of operations in selling, general and administrative expenses as follows:

	Year Ended December 31
	2013	2012

Rent expense	$50,417	$48,761
Market lease reserve amortization	(287)	(760)
Net rent expense	$50,130	$48,001

Contingencies
We are self-insured with respect to group medical plan claims by our covered employees based in the United States, subject to an annual insured stop-loss limit on per-member payments of $150. We believe that our self-insurance reserves of $900 at December 31, 2013, and $1,200 at December 31, 2012, are adequate to provide for future payments required related to claims prior to that date.
We are subject to various lawsuits and claims in the normal course of business. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. Although the ultimate outcome of such lawsuits, claims, and/or investigations cannot be ascertained, we believe, on the basis of present information, that the disposition or ultimate resolution of such claims, lawsuits, and/or investigations will not have a material adverse effect on our business, results of operations, or financial condition. We establish specific liabilities in connection with regulatory and legal actions that we deem to be probable and estimable, and we believe that our reserves for such liabilities are adequate.
17. Related-Party Transactions
We have $16,101 of convertible promissory notes with the Sponsors. See Note 11, Long-Term Debt, for further information.

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

18. Geographic Operations and Concentrations
We operate in one operating segment and provide services primarily in two regions: Americas, which includes the United States, Canada, the Philippines, India, China, Nicaragua, the Dominican Republic, El Salvador, and Honduras; and EMEA, which includes Europe, the Middle East, and Africa.
The following table presents geographic information regarding our operations:

	Year Ended December 31
	2013	2012
Revenues:
Americas:
United States	$216,524	$204,229
Philippines	227,766	207,589
Canada	102,663	109,920
Others	132,882	118,309
Total Americas	679,835	640,047

EMEA:
Great Britain	103,003	–
Others	238,816	220,264
Total EMEA	341,819	220,264
	$1,021,654	$860,311

Net assets:
Americas
United States	$(87,937)	$(57,436)
Philippines	103,252	106,055
Others	36,905	37,697
Total Americas	52,220	86,316

EMEA
Netherlands	100,674	94,192
Others	30,501	12,177
Total EMEA	131,175	106,369
	$183,395	$192,685

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SGS Holdings, Inc.
Notes to Consolidated Financial Statements (continued)
(In Thousands, Except Per Share Data)

18. Geographic Operations and Concentrations (continued)
We derive significant revenues from one client. At December 31, 2013, our largest client by revenue is a global technology company. The percentage of revenue for clients exceeding 10% of revenue in the years ended December 31, 2013 and 2012, is as follows:

	Year Ended December 31
	2013	2012

Microsoft	13%	11%

Related accounts receivable from this client were 9% and 3% of our total accounts receivable at December 31, 2013 and 2012, respectively.
19. Subsequent Events
On January 6, 2014, the Company entered into a definitive merger agreement whereby all outstanding shares of the Company will be acquired by Convergys Corporation (Convergys) for $820,000 in cash, subject to certain adjustments (the transaction). The transaction has satisfied customary closing conditions, including applicable regulatory requirements, and anticipates closing on March 3, 2014. Convergys is a United States-based provider of customer management services.
Certain of the Company’s long-term borrowings mature at various dates in 2014, resulting in $303,749 of such borrowings being classified as current as of December 31, 2013. The Company is unable to repay the borrowings with existing cash on hand. This situation indicates the existence of a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. Contemporaneous with the closing of the transaction, the Senior Secured Notes, the ABL Facility, and the Related-Party Promissory Notes will be paid in full from the proceeds.

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